EXHIBIT 10.3
                          	OSHKOSH B'GOSH, INC.

               	EXECUTIVE NON-QUALIFIED PROFIT SHARING PLAN
             	(As Amended and Restated As Of January 1, 2000)

WHEREAS, OshKosh B'Gosh, Inc. (the "Company") maintains the OshKosh B'Gosh, Inc. Profit Sharing Plan (the "Profit Sharing Plan"), a tax-qualified deferred profit sharing plan, and amended such Profit Sharing Plan effective as of January 1, 1989 to exclude certain classes of employees formerly eligible from continuing participation therein including the President, all Vice Presidents and any employee whose title includes designation as a director of a particular aspect of the Company's business (the "Excluded Key Employee Group"), and continued such exclusion until January 1, 1995 (the period from January 1, 1989 to
January 1, 1995 being hereafter referred to as the "Exclusion
Period"), and

WHEREAS, the members of the Excluded Key Employee Group during the Exclusion Period will continue to have their account balances held in the Profit Sharing Plan pending ultimate distribution upon their separation of service from the Company or otherwise in accordance with the terms of such Plan and such accounts will continue to share in the investment experience of the Plan until such distribution, but after January 1, 1989 and during the Exclusion Period, will no longer receive any further allocations of Company contributions or forfeitures, and

WHEREAS, the Company wishes to provide by means of this document both (i) a "make whole" non-qualified plan that will provide for payments to certain identified members of the Excluded Key Employee Group equivalent to the additional sums they would have been able to accrue under the Profit Sharing Plan but for their exclusion from continuing participation as of January 1, 1989, or beginning participation at any later date and during the Exclusion Period; and (ii) a non-qualified profit sharing plan for certain identified key management or highly compensated employees of the Company or a Participating Employer who are not otherwise eligible for participation in the Profit Sharing Plan, and

WHEREAS, the Company amended the Profit Sharing Plan as of January 1, 1999 to exclude consideration of all compensation in excess of $100,000 paid to any participant who is a highly compensated employee as defined in Section 414(q) of the Internal Revenue Code (the "$100,000 Participant Compensation Ceiling") and wishes to provide by means of this document a "make whole" non-qualified profit sharing plan benefit equivalent to the additional sums such participants would have been able to accrue under the Profit Sharing Plan but for the $100,000 Participant Compensation Ceiling,

NOW, THEREFORE, the Company hereby establishes such a "make whole" program, to be known as the Oshkosh B'Gosh, Inc. Executive
Non-Qualified Profit Sharing Plan (the "Non-Qualified Plan"), as follows:

1.	Objectives.  The Non-Qualified Plan is intended to
provide for (i) a "make whole" payment to certain members of the Excluded Key Employee Group, (ii) benefits for certain other key management or highly compensated employees of the Company or a Participating Employer who are not otherwise eligible for participation in the Profit Sharing Plan, and (iii) benefits for certain individuals affected by the $100,000 Participant Compensation Ceiling. Each of the individuals from each of the foregoing three categories are listed on Exhibit A attached hereto, including such executives and key employees as the Board of Directors or Executive Committee may determine to add from time to time (the "Participants").

2.	Bookkeeping Accounts.  The Company or a Participating
Employer shall cause bookkeeping reserve accounts (the "Account") to be established for each Participant which shall be established solely as a device for determining the amounts which may become payable to a Participant hereunder. Such Account shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to the Account shall at all times be and remain the sole property of the Company or a Participating Employer. The Participant shall have no proprietary rights of any nature with respect thereto, unless and until such time as a payment thereof is made to the Participant (or beneficiary) as provided herein. Amounts shall be credited (or debited, as the case may be) to each Participant's Account as follows:

(a)	For each Plan Year from and after January 1,
1989, for which a Participant would have received an allocation of Company contribution or forfeiture or both under the terms of the Profit Sharing Plan if such Participant had not been excluded therefrom and for each Plan Year from and after January 1, 1999 for which a Participant would have qualified for an allocation of Company contribution or forfeiture under the terms of the Profit Sharing Plan but for the $100,000
Participant Compensation Ceiling (the
"Prevented Allocations"), such Participant's
Account shall be credited with a dollar
amount equal to such Prevented Allocations.

(b)	For each Plan Year from and after January 1,
1989, for which a Participant's Account has been credited with Prevented Allocations such Account shall also be adjusted to reflect the additions or subtractions that would have resulted from actual investment experience under the Profit Sharing Plan had the Prevented Allocations been made under that Plan (the "Prevented Investment
Adjustments").

(c)	With respect to a Participant who has served in
the employ of the Company and of a Participating
Employer, separate bookkeeping Accounts will be maintained by each employer to reflect the bookkeeping accruals attributable to the service of the Participant with each employer. Benefits accrued by a Participant while in the employ of the Company will be the sole obligation of the Company, and benefits accrued by such Participant while in the employ of a Participating Employer will be the sole obligation of the Participating
Employer. Neither employer shall have any liability for the portion of benefits accrued by the Participant while in the employ of the other employer.

The intent hereof is that the balance in each Participant's Account under this Non-Qualified Plan from time to time shall be equal to the balance that would have existed in the Profit Sharing Plan from time to time reflecting post-January 1, 1989 Company or Participating Employer contributions, forfeitures and investment adjustments thereon that would have occurred under the terms of the Profit Sharing Plan if the Participant had been able to continue thereunder or, as the case may be, begin participation thereunder at any later date and continue until the date of termination of service with the Company and all Affiliated
Employers, in either case as if the Profit Sharing Plan had not included the $100,000 Participant Compensation
Ceiling.

3. Vesting. All individuals who are Participants as of December 31, 1996 shall at all times have a 100% vested interest in the Account balance established for them under this Non-Qualified Plan. All individuals who become Participants on or after January 1, 1997 shall become vested in their Account balances established hereunder on the same terms and conditions as apply in the Profit Sharing Plan, all of which are hereby incorporated by reference."

4. Participating Employer. A Participating Employer is an Affiliated Employer, as that term is defined in the Profit Sharing Plan, authorized by the Company to participate in this Non-Qualified Plan, by extending the same to such Affiliated Employer's eligible employees.

5.	Incorporation by Reference of Profit Sharing Plan.  The
terms and conditions of the Profit Sharing Plan, as amended from time to time, are hereby incorporated by reference into this Non-Qualified Plan (subject however to the 100% vesting provision for accounts as set forth in paragraph 3 above). It is intended that the Accounts in this Non-Qualified Plan be subject to all of the terms and conditions of the Profit Sharing Plan, subject only to the following special limitations:

(a)	Prevented Allocations and Prevented Investment
Adjustments shall be determined and credited or debited to Accounts hereunder, as the case may be, at the same time and in like amount as if the Account were held under the Profit Sharing Plan.

(b)	The Company or Participating Employer shall
commence payments of the vested Account balances under this Non-Qualified Plan on or about March
15th of the year following the year in which the Participant's service terminates, in accordance with (c) below.

(c)	Account balances under the Non-Qualified Plan
shall be paid to the Participant (or Beneficiary, as the case may be), in one of the following methods:

(i)	In annual installments, to commence on or
about March 15th of the year following the year of termination of service with the Company and all Affiliated Employers, with one-tenth of the balance in the Account becoming then payable and with the remaining installments being paid on each anniversary thereof according to the following schedule:


         Anniversary of           Portion of Participant's Account
       First Payment Date                   to be Paid

             1st                               1/9
             2nd                               1/8
             3rd                               1/7
             4th                               1/6
             5th                               1/5
             6th                               1/4
             7th                               1/3
             8th                               1/2
             9th                            Remainder

(ii)	Any other payment plan approved by the
Company on its sole discretion.

(d)	Participants may designate any person or persons
(including, but not limited to, a trust) to be the "Beneficiary" hereunder. Such designation shall be effected by filing written notification with the Company in the form prescribed by it and may be changed from time to time by similar action.
If no Beneficiary is designated, the benefits shall be distributed to the Participant's estate.

6.	Claims Procedure.  The claims procedure in the Profit
Sharing Plan shall apply in full to this Non-Qualified Plan.

7.	Company or Committee to Administer.  The Company or the
Committee (as defined under the Profit Sharing Plan) shall have full and complete discretionary power and authority to construe and interpret this Non-Qualified Plan and to resolve all questions hereunder. Neither the Company, the Participating Employers, nor any member of the Committee or any other person shall be liable for any act or failure to act hereunder, except for gross negligence or fraud.

8.	Unsecured Creditor.  To the extent that any person
acquires a right to receive payments from the Company or a Participating Employer under this Plan, such right shall be no greater than the right of an unsecured creditor.

9.	Amendment or Termination.  The Board of Directors of
the Company reserves the right to amend, terminate or discontinue this Non-Qualified Plan at any time; provided, however, no such action shall reduce or eliminate any amounts accrued in any Accounts hereunder prior to the date of such action and which also would otherwise ultimately have become payable hereunder.

                              	EXHIBIT A

The following is a listing of employees currently (as of 1/1/00) participating in the Oshkosh B'Gosh, Inc. Executive Non-
Qualified Profit Sharing Plan:

                                	(LIST)